UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

_____________________________
Filed by the Registrant     ☒ Filed by a party other than the Registrant     ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Better Home & Finance Holding Company
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary material.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Set forth below is the portion of a conversation on X (formerly known as Twitter) in which Daniel Lewis, Better Home & Finance Holding Company's (the "Company") Interim Chief Executive Officer, participated on September 4, 2026.
Happy Friday to You All:

Which is more believable?

That I somehow duped six experienced directors, including the former CEO of Fannie Mae, into giving me unfettered control of Better as Interim CEO, without even an employment contract guaranteeing me any financial reward?

Or that those directors independently reviewed Vishal Garg’s record and reached the same conclusion that he needed to go asap as we cut guidance (again)?

Garg’s record includes:

* Obliterating shareholder value.
* Being found liable for breaching his fiduciary duties.
* Threatening employees with retaliation.
* Repeatedly claiming to control votes he has never substantiated.
* Issuing unauthorized press releases concerning partnerships and asset sales.
* Failing to comply with securities laws designed to ensure that shareholders can evaluate a contested vote fairly.
* Announcing volume projections that were never validated by Finance and missed by a mile.
* Flooding the public discourse with falsehoods that can be disproven in minutes.

The simpler explanation is the correct one:

* We have a plan to move Better beyond Garg.
* Every other director independently determined that Garg has no business running this Company. Personally, I would not even let him run my HOA.
* We found his 90-day plan wholly unserious. If the answers were that easy and obvious, what was he doing during the preceding 21 quarters we los money? What are we even doing here?

I welcome accountability. Garg claims he “grew” the business. $FIGR has an annualized HELOC run rate approaching $20 billion. Better is at approximately $800 million. Those numbers speak for themselves. He is a refi jockey, addicted to power but averse to anything resembling contribution margin.

I do not need to invent insults. Garg has made his family name synonymous with failure, ineptitude, hostility, litigiousness, desperation and bullying, all in pursuit of control over a Company he ran into the ground after his previousnubia company also collapsed amid extensive litigation. To each his own, I suppose.

Anyone can benefit from a favorable interest-rate cycle once. Garg has presided over a mountain of losses, we saw his plan was no plan at all, and repeatedly falls back on the same two moves: issue a shiny press release without substance, then bully people when he does not get his way.

I have not met a single institution or individual persuaded by Vishal Garg’s argument that he should control the Company he nearly destroyed.

The record is not complicated.

Read an overview of our plan for Better’s future here:

x.com/danielsethlewis/status/2094383410479280325?s=20

Have a great weekend, and thank you for the engagement, Daniel

Better has a CEO search underway. Here is the important part: I am not on the search committee. I do not choose who runs the search or how it is conducted.

Build a skills matrix for the Board. Define what Better needs in its next CEO. Run an independent process. Hire the best people and let them lead.

Vishal Garg has proposed himself as Interim CEO, Head of Product, Executive Chair and Executive Vice Chair. The title keeps changing. The objective does not: retain control.

And while the job is fun, it would be a lot more fun if this clearly unhinged former employee isn’t running his mouth with lies, personal attacks, falsities about his legacy and our future, threatening our employees with retaliation when he comes back. Yes folks, that is real – but does it surprise you?

And when Vishal makes another claim about Better: Be skeptical. Check the facts. Look at the record.

I could sit here all day pointing out his desperate lies to stay involved. But I like HELOCs more.

On September 6, 2026, the Company posted the following message to its X account, which Mr. Lewis posted to his X account.

Set for below is an article posted to Mr. Lewis's X account on September 6, 2026, which the Company posted to its X account on the same date and issued through a press release on September 8, 2026.

LETTER TO $BETR SHAREHOLDERS Dear Fellow Better Shareholders: We are now in the solicitation period that will determine who controls the Board and, ultimately, the future of Better. Having reviewed our sequential decline in third-quarter revenue, repeated failures to achieve prior targets and the lack of strategic discipline that preceded them, I hope shareholders understand why the Board believed the need for a leadership change was urgent. I had the opportunity to work alongside Vishal Garg when he was CEO and reached the same conclusion as every other director except Garg himself: Better will not realize its potential if he continues to exercise outsized influence over its strategy and operations. Consider Hugh Frater’s perspective. Other than me, Hugh is the newest member of the Board. He is the former CEO of Fannie Mae, a founding partner of BlackRock, and has repeatedly stated that he would not remain if Vishal Garg returned in any operating capacity. Since the leadership change, the operating evidence has reinforced our confidence that Better can change: • Annualized cost reductions now exceed $45 million. • Engineering has described the recent period as among its most productive in years, driven by greater focus and fewer distractions.

• We are making meaningful progress toward the sale of the UK Bank. • Feedback from employees, partners and lenders has been consistently positive, documented and shared with the Board. Our strategy is aggressive but also becoming simpler. Our immediate focus is on three scalable channels: wholesale distribution through TinmanGo; remarketing and data rights, leading with HELOC; and platforms seeking to provide consumers greater choice. Partnerships remain essential to Better’s future, but our historical go-to-market approach was broken. We need to stop building bespoke solutions with uncertain economics and instead pursue repeatable distribution where Better’s technology, pricing and products increase the lifetime value of our partners’ customer relationships. Better has excellent technology and exceptional people. What it has not yet built is the commercial machine around them: mature revenue operations, verticalized enterprise sales and customer success capable of turning partnerships into repeatable distribution. ABOUT MY RECORD Characterizing me simply as an investor ignores an important part of my career. I am proud to have founded Orange Capital and successfully managed capital for decades, including investments in countless financial-services companies. But I was also an operator: I spent nearly five years as CEO of Ascend Fundraising Solutions, building a regulated B2B2C technology platform serving large enterprises across North America. Under my leadership, our team built a platform that today processes approximately $250 million of GMV across roughly 10 million annual transactions, operates across more than 35 regulated jurisdictions with SOC 1 and SOC 2 compliance, and serves more than 100 complex enterprises with retention above 90%. We built the enterprise sales, implementation, customer-success and AI capabilities required to repeatedly launch and support those customers. For additional perspective on scale, Ascend’s contribution dollars are comparable to Better’s. The companies recognize revenue differently: Better recognizes gain-on-sale revenue, while Ascend earns a software fee on each transaction. Unironically, that is the same software-fee model investors want from Better. I accepted the interim CEO role because some of Better’s challenges reminded me of my own humbling mistakes at Ascend, and of the pride I felt when we corrected them and built a stronger company. I am proud of what we built at Ascend and equally proud that we recruited an outstanding CEO to succeed me and lead the company forward.

CEO TRANSITION That experience informs how I think about succession at Better. Better has an independent CEO search underway, and importantly, I am not on the search committee. I do not select the search firm, define the process or choose the next CEO. Every director other than Garg believes he should not return to an operating role. No credible permanent CEO should be expected to run Better while its former CEO simultaneously exercises outsized influence over the Board, management and strategy. Feedback from CEO candidates has reinforced this concern. Anyone with experience in leadership succession understands the importance of separating the past from the future if the objective is to attract the best talent. I can confirm that qualified candidates have already declined to engage because of concerns about Garg’s ongoing involvement. WHY THIS MATTERS This proxy contest has included repeated attacks on the Company, its directors and me personally, including statements we believe are demonstrably false. We also believe some of Vishal Garg’s conduct is not merely unethical, but unlawful. I urge shareholders to consider the source of their information. Garg has proven incapable of being consistently truthful. His operating record is demonstrably poor, his history of ugly litigation occupies far too many pages of Better’s public filings, and he repeatedly makes statements that are provably false. The misinformation has become almost impossible to correct in real time. Among other things, Garg has: • Falsely claimed that I had prior business relationships with directors. • Falsely claimed that certain directors want him to return to an operating role. • Accused me of granting immediately vested equity to employees, even though the compensation structure he criticized and personally benefited from was proposed under his leadership and approved before I joined the Board. • Claimed Better lost meaningful HELOC partnership volume under my leadership when Better has never generated material HELOC partnership revenue.

• Repeatedly disclosed information regarding Company relationships without authorization, including anticipated proceeds from the UK Bank sale. This is ultimately a choice about Better’s future. I ask shareholders to examine the record and decide which direction gives Better the best opportunity to create value. Please sign, date and return the WHITE Consent Revocation Card. https://www.sec.gov/Archives/edgar/data/1835856/000114036126034776/ef20081238 _defc14a.htm Faithfully, Daniel Lewis Interim CEO Better Home & Finance Holding Company $BETR @SAVEBETR @betrmortgage Daniel Lewis @danielsethlewis · This article contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this article that are not historical facts should be considered forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. These risks and uncertainties include those risks discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as any such factors may be updated from time to time in the Company’s other filings with the SEC. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.